Exhibit 10.2

9 July 2008

Peter Ryan

Dear Peter,

This letter serves to confirm your position of Executive Vice President, Global Sales and Services with Sun Microsystems UK Limited, reporting to Jonathan Schwartz, CEO and President, effective 2 June 2008.

Please note: The terms listed in this summary are subject to the review of the Leadership Development & Compensation Committee of the Board of Directors (the “LDCC”). We expect their confirmation on or by July 30, 2008, the date of their next regularly scheduled meeting.

Remuneration:

(The following replaces the salary terms in your Offer Letter of 18 May 2006, and your International Assignee Letter of 18 May 2007.)

Base Salary:	£329,000	(GBP, per annum	)
SMI Bonus Target %:	150%
Bonus Target £:	£493,500	(GBP, per annum	)

Total On-Target Cash:	£822,500	(GBP, per annum	)

The bonus component will be provided in accordance with the terms of the then current 162(m) Qualified Bonus Plan for Executive Officers (the “Bonus Plan”). It is anticipated that the primary funding components of the Bonus Plan will be revenue and operating income. The terms of the Bonus Plan for FY09 will be determined by the LDCC in July, 2008, and annually thereafter.

Retention Bonus:

To recognize the increased scope of your new role and in an effort to maintain stable executive leadership, you are being offered a retention bonus with the following payment stream. Sun will pay the amounts noted below provided, however, that you must be employed by Sun on the 30th day of the month of payment in order to receive such payment.

Should you be involuntarily terminated for “Cause”, as defined in your Severance Agreement, or a violation of Sun’s Standards of Business Conduct or you voluntarily resign prior to the date of payment, Sun will not pay any amounts yet unpaid. If termination is for Cause and any amounts have already been paid, you will be required to repay all Retention Bonus amounts paid to you under this Letter Agreement.

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July, 2008*: $325,000 (USD; to be converted at the time of payment and paid in GBP)

July, 2009*: $325,000 (USD; to be converted at the time of payment and paid in GBP)

July, 2010*: $325,000 (USD; to be converted at the time of payment and paid in GBP)

*	In accordance with the local payroll cycle or as soon as administratively practicable thereafter.

Long-Term Incentives:

It is anticipated that the FY09 long-term incentive program (LTI) for executive officers will consist of time-vested restricted stock units (RSUs) and performance-based restricted stock units (PRSUs). For FY09, the following LTI awards will be recommended to the LDCC.

RSUs. As soon as practicable, it will be recommended to the LDCC that you be granted granted 174,000 RSUs. The units will vest at a rate of 25% per annum from the date of grant.

Performance RSUs. As soon as practicable, it will be recommended to the LDCC that you be granted granted 174,000 Performance RSUs. The vesting will be contingent upon achieving certain predetermined performance goals, and if achieved, will vest over 4 years in total from the date of grant. The specific terms of the grant will not be confirmed until Sun’s fiscal year 2009 operating plan is approved.

Equity grants vary from year to year depending on a multiple of internal and external factors. Future grants made to you may be more or less than you have received in the past, subject to these factors.

Termination of Former Performance-Based Restricted Stock Unit Award granted on 29 January 2008 (the “PRSU Award”):

The performance criteria under the PRSU Award have not been attained as of the date of this Agreement. As a result of your change in position from Senior Vice President, GSS, Americas to Executive Vice President, Global Sales & Services, the performance criteria under the PRSU Award is no longer appropriate as ongoing performance criteria for your new position with Sun. You agree that Sun has the right to terminate the PRSU Award. The award will be terminated as of July 30, 2008 upon approval by the LDCC, and no payments will be made under the PRSU Award.

Severance Provisions:

You are entitled solely to the “Notification Pay” and “Severance Benefits” as defined in the attached Sun Microsystems LTD Severance Agreement (the “Severance Agreement”) and only if you meet the conditions for receiving the benefits under the Severance Agreement. The Severance Agreement amends and replaces in its entirety the Section entitled “NOTICE” in the Sun Microsystems LTD Written Statement of Terms and Conditions of Employment that you signed on 23 May 2006 and amends and replaces any other agreement as well as any other termination practice and/or entitlement existing within Sun Microsystems LTD at the time of your Separation from Service (as determined by Sun Microsystems, Inc. in accordance with Code Section 409A). In addition, Sun Microsystems LTD will enter into the attached letter agreement with you that discusses the benefits you may receive in the event of a Change in Control.

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Other Items:

You will be eligible for business travel on Sun's corporate aircraft (leased or chartered).

Changes to your International Assignment Letter:

(The following amendments are made to your International Assignment Letter of 18 May 2007; the remaining terms remain in effect.)

We have agreed to increase your rental allowance to USD $7,400 per month, for the remainder of your International Assignment.

As previously discussed Sun has agreed to assist you with the following extraordinary taxes, in addition to the tax equalization already provided:

1.	You have informed us of your intent to sell your shares in a privately held UK company called Elateral and that the sale of that company is currently in process. Due to your international assignment in the US, your tax advisors have determined that you will incur a tax of approximately $240,000 in the US, which will not be offset by any UK taxes or tax treaty. Sun will pay to you, on July 1, 2009, the amount of tax owed to the U.S. Treasury Department if the sale of those shares occurs during calendar year 2008. The payment owed to you on July 1, 2009 will be grossed-up for taxes so that the net amount paid to you will be the amount of tax owed to the U.S. Treasury Department with respect to the sale of those shares.

2.	You have further informed us of the sale of your property known as Old Pharmacy, Twyord, Berkshire, UK prior to the end of your International Assignment. You expect to incur taxes in the US of approximately $160,000. Sun will pay to you, on July 1, 2009, 50% of the amount of tax owed to the U.S. Treasury Department if the sale of this property occurs during calendar year 2008. The payment to you on July 1, 2009 will be grossed-up for taxes so that the net amount paid to you will be equal to 50% of the amount of the tax owed to the U.S. Treasury Department with respect to the sale of the property.

3.	These payments are contingent on your continuing in your current International Assignment at Sun’s request until June 30, 2009 and you incurring these taxes whilst subject to US taxes due to your International Assignment. Should you be involuntarily terminated for Cause, as defined in your “Severance Agreement”, or a violation of Sun’s Standards of Business Conduct or voluntarily resign prior to June 30, 2009, Sun will not pay any amounts yet unpaid, or if they have already been paid, you will be required to repay all grossed up amounts paid to you under this Letter Agreement. If you are terminated for any other reason, Sun will still pay these amounts and you will not be required to repay these amounts.

4.	You understand and agree that the taxes detailed under sections 1 and 2 above are the only taxes for which Sun is accepting any liability. Should you incur US tax liability due to the sale or other transaction of any other personal or real property during your International Assignment, you will not request nor will you receive any additional reimbursement.

By signing and dating this letter you agree to the terms set forth above. Nothing in this letter changes any of the terms of your employment or International Assignment, except as set out above. A copy of this letter will be placed in your personnel file.

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On behalf of Sun Microsystems LTD, we wish you every success in your new role.

Sincerely,

/s/ Michael Dunlop	/s/ Peter Ryan
Michael Dunlop	Peter Ryan
HR Director, Sun Microsystems UK LTD	EVP, Global Sales and Services
Sun Microsystems	Sun Microsystems

July 9, 2008
Date

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